UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2026

ASPIRE BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41293	33-3467744
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23150 Fashion Drive, Suite 230 Estero, Florida	33928
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 987-3002

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ASBP	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock	ASBPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 15, 2026, Aspire Biopharma Holdings, Inc., a Delaware corporation (the “Company” or “Purchaser”) announced that it has entered into a non-binding letter of intent (the “LOI”) for the acquisition (as described below, the “Acquisition”) of 100% of the Driver Controls Systems business unit (“DCS”) of Firefish Topco, LLC (“FTLLC”), from the shareholders of FTLLC, pursuant to which the Purchaser intends to acquire 100% of the equity, assets and liabilities (subject to certain agreed exclusions) of the subsidiaries constituting the operations of DCS through a combination of stock and asset transactions, to be mutually agreed upon between the parties.

Upon completion of the Acquisition, the Company plans to engage Lakewood & Company, LLC to provide management services for the operation of DCS. Lakewood’s principals have more than 100 years’ experience in the automotive industry.

Purchase Price and Consideration

The LOI provides for an enterprise valuation of $30.0 million on a cash-free, debt-free basis (the “Purchase Price”), payable in cash at closing, subject to certain customary adjustments, including adjustments for (i) accrued income taxes (net of receivables) and (ii) funded indebtedness. The Purchase Price is not subject to a working capital adjustment so long as the business is operated in the ordinary course consistent with past practice. The Company does not anticipate procuring any new equity raise to consummate the purchase.

Break-Up Fees

The LOI provides for break-up fees of $3.5 million payable by the Purchaser or Sellers, respectively, under certain circumstances, including a failure to proceed in good faith or to consummate the closing when required. Such fees are subject to customary exceptions, including the failure of closing conditions, a material breach by the counterparty, or the exercise of specified termination rights.

Exclusivity and Confidentiality

The Sellers have agreed to a “no-shop” provision for an initial period of 30 days (subject to a potential extension), during which they may not solicit or engage in alternative acquisition proposals, subject to limited exceptions. The parties have also agreed to customary confidentiality restrictions.

Non-Binding Nature

Except for certain provisions, including those relating to exclusivity, confidentiality, expenses, and (following public disclosure) break-up fees, the LOI is non-binding and does not obligate the parties to consummate the Acquisition. The completion of the Acquisition remains subject to the negotiation and execution of a definitive Purchase Agreement and satisfaction of the conditions set forth therein. Engagement of Lakewood & Company remains subject both to completion of the Acquisition and to the negotiation and execution of a definitive management agreement and satisfaction of the conditions set forth therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPIRE BIOPHARMA HOLDINGS, INC.

Dated: April 15, 2026	By:	/s/ Kraig Higginson
Kraig Higginson
Chief Executive Officer